Filed Pursuant To Rule 433

Registration No. 333-217785

July 10, 2018

SPDR® ETF Trading Report

INVESTMENT PROFESSIONAL USE ONLY

June 2018

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 06/15/2018
US Equities — Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	76,230,968	20,956,860,540	81,371,236	8,455	6,220	2,328,320	1,688,000	270	0.74	155,052,727
MDY	SPDR S&P MidCap 400® ETF	0.06	0.02	0.06	1,008,063	363,294,128	986,444	753	836	271,419	293,498	120	0.86	1,706,855
SLY	SPDR S&P 600 Small Cap ETF	0.22	0.22	0.30	51,447	4,632,609	31,537	2,065	1,964	202,019	243,909	169	1.07	36,596
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.02	0.01	0.03	4,753,317	1,177,407,770	4,524,332	2,441	1,883	606,688	463,921	197	0.81	4,962,674
SPTM	SPDR Portfolio Total Stock Market ETF	0.01	0.03	0.01	798,030	27,590,321	728,994	53,667	45,555	1,850,971	1,541,836	452	0.74	82,528
SPSM	SPDR Portfolio Small Cap ETF	0.02	0.05	0.02	310,388	10,182,693	317,041	3,628	10,093	118,824	312,252	324	0.92	42,537
SPLG	SPDR Portfolio Large Cap ETF	0.01	0.04	0.01	495,065	16,016,462	424,843	54,824	44,816	1,774,051	1,425,972	385	0.73	97,047
SPMD	SPDR Portfolio Mid Cap ETF	0.02	0.05	0.02	213,844	7,580,916	207,224	4,262	4,181	150,965	143,995	268	0.87	27,514
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.10	0.15	0.10	7,439	497,480	10,433	787	1,002	52,606	65,499	122	0.61	4,891
SHE	SPDR SSGA Gender Diversity Index ETF	0.07	0.09	0.08	5,142	376,170	5,005	4,741	4,315	346,264	309,394	79	0.50	16,805
US Equities — Style														
SPYG	SPDR Portfolio S&P 500 Growth ETF	0.01	0.03	0.01	460,448	16,474,338	795,871	4,540	4,421	162,356	153,530	248	0.88	89,162
SPYV	SPDR Portfolio S&P 500 Value ETF	0.01	0.04	0.01	259,714	7,769,894	546,957	5,056	5,130	151,524	152,790	312	0.69	28,261
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.07	0.07	0.11	63,192	4,856,196	48,021	1,073	882	86,916	112,817	127	0.90	14,126
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.06	0.08	0.08	36,094	2,315,156	33,987	978	851	64,706	75,128	131	0.83	22,214
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.12	0.09	0.21	111,464	10,054,737	78,075	703	650	76,383	125,013	122	1.07	67,263
SLYV	SPDR S&P 600 Small Cap Value ETF	0.07	0.08	0.10	117,427	9,829,781	92,976	861	864	79,618	100,852	117	0.97	52,379
US Equities — Sector														
XLC	Communication Services Select Sector SPDR Fund	0.03	0.05	0.03	505,973	25,050,485	505,973	14,389	14,389	715,146	715,146	746	1.34	N/A
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	5,524,099	608,043,259	5,475,687	3,488	2,712	384,419	289,162	137	0.97	9,082,286

Source: NYSE, Nasdaq and BATS as of 06/30/2018. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS.

SPDR®

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 06/15/2018
US Equities — Sector (cont'd)														
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	13,994,599	714,154,254	14,293,001	52,069	43,264	2,653,350	2,192,630	330	0.96	24,756,386
XLE	Energy Select Sector SPDR Fund	0.01	0.01	0.01	14,638,924	1,106,634,399	15,659,242	8,333	7,887	630,633	586,338	173	1.50	25,801,947
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	60,764,043	1,661,626,627	55,922,530	424,876	376,999	11,627,030	10,398,858	796	1.26	56,885,816
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	7,618,878	643,327,653	8,231,655	6,867	5,167	579,951	429,883	162	0.92	17,911,399
XLI	Industrial Select Sector SPDR Fund	0.01	0.01	0.01	11,736,484	864,543,160	12,765,554	9,183	7,301	682,230	542,412	195	1.03	34,240,481
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	5,493,009	324,583,050	5,776,551	10,610	8,662	629,473	509,269	192	1.17	13,444,225
XLK	Technology Select Sector SPDR Fund	0.01	0.01	0.01	13,809,346	980,370,509	13,609,614	18,326	14,545	1,304,914	1,006,843	241	1.11	29,583,309
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	17,064,542	853,963,696	14,659,924	27,794	22,835	1,388,166	1,146,044	266	1.34	48,856,089
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	2,822,172	90,337,454	2,846,565	48,193	42,456	1,541,167	1,329,987	378	1.08	2,007,434
US Equities — Industry (Modified Equal Weighted)														
KBE	SPDR S&P Bank ETF	0.01	0.02	0.01	1,849,433	91,130,269	2,197,697	2,902	3,017	143,613	147,738	140	1.56	3,025,977
KCE	SPDR S&P Capital Markets ETF	0.11	0.19	0.12	12,241	736,762	17,995	1,377	1,705	83,159	101,235	125	0.75	7,316
KIE	SPDR S&P Insurance ETF	0.02	0.06	0.02	348,673	10,644,638	351,174	5,760	5,520	176,165	169,580	331	0.90	1,530,198
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	5,839,007	372,247,035	5,917,977	3,039	2,651	194,446	166,774	152	1.61	28,865,883
XBI	SPDR S&P Biotech ETF	0.03	0.03	0.03	5,057,759	490,322,783	4,706,083	784	876	76,008	80,278	170	1.89	33,617,398
XNTK	SPDR NYSE Technology ETF	0.10	0.11	0.10	23,109	2,202,543	22,376	403	503	38,563	46,039	117	1.21	6,804
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	3,262,615	131,704,764	3,006,087	7,711	5,859	310,872	234,285	193	1.39	12,891,291
XME	SPDR S&P Metals & Mining ETF	0.01	0.03	0.01	2,190,904	80,833,469	2,313,991	3,913	3,728	145,327	136,247	174	1.82	7,093,535
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.01	0.07	0.01	853,071	14,365,590	842,710	7,640	7,984	128,363	134,446	266	2.35	1,117,151
XITK	SPDR FactSet Innovative Technology ETF	0.40	0.40	0.27	20,730	2,050,401	10,873	327	327	32,309	30,464	149	2.32	33,838
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.02	0.01	17,204,613	722,060,676	19,648,900	8,992	10,553	377,035	424,419	204	2.44	75,019,278
XPH	SPDR S&P Pharmaceuticals ETF	0.03	0.07	0.04	65,079	2,827,183	72,976	1,576	2,030	68,532	84,704	189	1.43	716,496
XRT	SPDR S&P Retail ETF	0.01	0.02	0.01	5,475,512	270,501,192	4,540,493	5,540	4,681	273,064	219,830	191	1.54	21,708,273
XSD	SPDR S&P Semiconductor ETF	0.04	0.05	0.04	104,654	7,894,553	117,848	871	956	65,830	69,321	137	1.50	359,902
XHE	SPDR S&P Health Care Equipment ETF	0.13	0.16	0.15	87,791	6,952,362	70,428	884	659	69,770	49,667	148	1.32	35,614

Source: NYSE, Nasdaq and BATS as of 06/30/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 06/15/2018
US Equities — Industry (Modified Equal Weighted) (cont'd)														
XTL	SPDR S&P Telecom ETF	0.24	0.33	0.19	7,916	575,964	21,160	782	524	57,075	37,581	78	1.14	6,928
XAR	SPDR S&P Aerospace & Defense ETF	0.06	0.06	0.06	115,595	10,156,338	117,664	982	1,045	86,776	92,197	159	1.20	2,537,040
XHS	SPDR S&P Health Care Services ETF	0.21	0.30	0.21	8,083	566,600	6,116	474	425	33,435	28,710	156	0.97	25,032
XSW	SPDR S&P Software & Services ETF	0.23	0.28	0.23	10,000	833,654	9,350	2,665	3,125	221,323	248,067	112	1.18	15,851
XTH	SPDR S&P Technology Hardware ETF	0.17	0.23	0.19	366	27,741	405	2,457	2,600	186,756	192,216	83	0.46	10
XTN	SPDR S&P Transportation ETF	0.05	0.08	0.05	24,240	1,594,617	17,819	682	1,069	44,795	68,151	193	1.26	24,570
XWEB	SPDR S&P Internet ETF	0.15	0.16	0.22	22,660	2,061,558	10,768	1,046	2,858	93,877	230,418	142	1.69	10,576
XKII	SPDR Kensho Intelligent Structures ETF	0.09	0.32	0.09	3,700	109,070	3,156	9,072	9,525	268,590	280,482	377	1.09	430
XKST	SPDR Kensho Smart Mobility ETF	0.09	0.28	0.08	2,330	72,493	2,407	6,335	7,380	196,858	224,329	191	0.86	5,401
XKFS	SPDR Kensho Future Security ETF	0.10	0.31	0.10	4,578	151,763	3,982	5,463	5,863	184,252	192,041	219	0.61	8,988
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.03	0.03	0.03	172,517	15,927,358	177,271	1,126	1,118	103,887	99,364	149	1.02	79,151
RWO	SPDR Dow Jones Global Real Estate ETF	0.04	0.09	0.04	666,199	31,642,671	338,624	840	711	40,123	33,496	502	0.72	38,473
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.03	0.01	468,202	18,515,801	518,197	3,534	3,415	139,931	136,907	303	0.49	482,267
Global Equities														
DGT	SPDR Global Dow ETF	0.46	0.55	0.47	2,328	196,501	1,842	506	489	42,381	41,166	124	0.41	621
GII	SPDR S&P Global Infrastructure ETF	0.06	0.11	0.06	19,614	953,951	14,874	608	625	29,516	30,831	223	0.56	6,431
GNR	SPDR S&P Global Natural Resources ETF	0.06	0.11	0.06	179,929	9,098,986	145,112	494	617	25,079	31,203	263	0.95	34,494
CWI	SPDR MSCI ACWI ex-US ETF	0.02	0.05	0.02	190,830	7,197,425	154,037	4,555	8,189	172,200	318,332	359	0.64	19,713
ACIM	SPDR MSCI ACWI IMI ETF	0.80	0.99	0.63	5,616	443,709	6,107	718	667	56,599	52,543	165	0.77	3,123
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.23	0.33	0.24	6,661	471,599	3,429	1,329	1,269	93,668	91,387	328	0.37	2,002
SPDW	SPDR Portfolio World ex-US ETF	0.01	0.04	0.01	644,967	20,095,967	480,098	15,808	14,308	491,013	451,469	422	0.64	914,653
GWX	SPDR S&P International Small Cap ETF	0.05	0.13	0.05	72,751	2,573,072	86,411	870	917	30,657	32,641	218	0.63	18,248
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.30	0.31	0.24	5,125	461,910	5,877	239	254	21,553	22,923	205	0.41	244

Source: NYSE, Nasdaq and BATS as of 06/30/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 06/15/2018
International Developed Equities — Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.03	0.01	3,724,553	146,375,904	3,125,869	53,226	48,923	2,098,558	1,985,220	370	0.92	5,765,947
FEU	SPDR STOXX Europe 50 ETF	0.05	0.15	0.06	37,668	1,277,839	29,360	711	759	24,277	26,507	303	0.68	2,100
SMEZ	SPDR EURO STOXX Small Cap ETF	0.12	0.19	0.15	6,699	406,592	3,937	460	458	28,041	28,883	143	0.51	15,883
Emerging Market Equities														
SPEM	SPDR Portfolio Emerging Markets ETF	0.02	0.06	0.02	492,501	17,991,156	379,401	1,116	932	40,819	34,968	258	0.95	45,048
GMF	SPDR S&P Emerging Asia Pacific ETF	0.20	0.20	0.23	17,396	1,803,510	15,354	556	560	58,150	58,745	147	0.82	6,852
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	0.25	0.37	0.27	1,871	123,404	2,609	300	304	20,057	20,826	130	0.81	1,086
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.05	0.10	0.05	56,897	2,823,442	54,242	622	642	30,625	32,510	186	0.76	64,038
GXC	SPDR S&P China ETF	0.15	0.13	0.14	56,159	6,211,875	55,617	298	324	32,993	35,779	102	1.14	114,506
XINA	SPDR MSCI China A Shares IMI ETF	0.09	0.43	0.10	4,434	92,054	3,260	273	282	5,737	6,274	262	0.41	198
Smart Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.07	0.23	0.08	77,073	2,433,142	67,776	659	525	20,584	17,303	239	1.17	21,197
DWX	SPDR S&P International Dividend ETF	0.03	0.07	0.03	321,067	12,640,800	163,880	1,142	828	44,143	32,571	863	0.52	7,802
SDY	SPDR S&P Dividend ETF	0.03	0.03	0.03	347,351	32,326,097	407,361	1,358	1,959	126,514	180,050	169	0.61	402,594
WDIV	SPDR S&P Global Dividend ETF	0.09	0.13	0.09	10,773	733,950	11,276	565	579	38,515	39,803	144	0.49	39,825
SPYD	SPDR Portfolio S&P 500 High Dividend ETF	0.01	0.04	0.01	115,871	4,295,968	146,162	3,744	3,836	138,899	139,801	191	0.62	25,759
Smart Beta — Multi-Factor: Strategic Factors℠														
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.05	0.09	0.05	1,360	79,954	1,248	1,026	1,014	60,585	59,774	127	0.26	473
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.06	0.09	0.06	1,265	76,030	967	997	993	60,334	62,350	131	0.49	776
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.24	0.30	0.23	802	63,586	1,043	511	493	40,524	39,363	105	0.18	4,592
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.35	0.65	0.32	874	46,856	5,276	718	766	38,410	41,718	77	0.46	397
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.11	0.17	0.16	14,728	936,263	13,623	872	871	55,492	56,422	133	0.54	16,474

Source: NYSE, Nasdaq and BATS as of 06/30/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 06/15/2018
Smart Beta — Multi-Factor: Strategic Factors™ (cont'd)														
QWLD	SPDR MSCI World StrategicFactors ETF	0.18	0.24	0.18	2,743	205,059	1,906	945	957	71,478	72,103	139	0.36	257
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.50	0.81	0.47	32,243	1,908,877	14,291	533	492	32,805	31,102	345	1.28	13,542
QUS	SPDR MSCI USA StrategicFactors ETF	0.18	0.23	0.15	8,736	680,502	5,702	383	357	30,095	27,657	203	0.65	7,562
Smart Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.22	0.33	0.17	1,181	75,344	1,759	4,112	5,217	263,854	327,623	83	0.78	2,981
VLU	SPDR S&P 1500 Value Tilt ETF	0.46	0.45	0.38	1,858	193,042	1,135	2,425	2,475	250,277	251,527	86	0.31	4,802
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.51	0.41	0.38	2,033	246,413	1,528	1,009	993	122,326	117,858	91	0.56	4,097
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.50	0.55	0.42	5,456	496,061	4,203	500	407	45,528	36,719	127	0.64	18,243
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.22	0.23	0.23	9,475	904,441	8,223	1,327	1,404	126,880	129,229	130	0.65	468
Smart Beta — Multi-Factor: Focus Factor														
ONEY	SPDR Russell 1000 Yield Focus ETF	0.18	0.25	0.27	2,358	168,012	1,777	280	273	20,035	19,103	102	0.37	6,938
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.18	0.24	0.16	11,787	881,041	24,312	600	583	44,727	42,752	103	0.70	37,306
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.18	0.25	0.19	1,684	123,876	1,622	475	487	35,008	35,277	156	0.26	3,162
Smart Beta — Fixed Income														
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.05	0.21	0.05	57,584	1,373,311	47,654	143	113	340,967	273,474	1,039	0.57	11,543
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.09	0.29	0.10	2,066	63,873	4,585	804	848	24,877	26,336	118	0.21	656
Fixed Income — US Government														
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	0.01	0.01	0.01	717,016	65,607,646	1,093,441	3,497,832	3,039,442	320,083,229	278,126,449	658	0.01	528,491
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.03	0.05	0.03	180,625	10,550,079	95,545	28,272	24,768	1,652,631	1,445,727	1,019	0.16	168,284
SPTL	SPDR Portfolio Long Term Treasury ETF	0.02	0.05	0.02	336,722	11,724,753	260,667	48,343	22,356	1,673,784	771,439	653	0.53	51,068

Source: NYSE, Nasdaq and BATS as of 06/30/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 06/15/2018
Fixed Income — US Government (cont'd)														
IPE	SPDR Bloomberg Barclays TIPS ETF	0.02	0.04	0.03	135,847	7,498,120	118,963	1,495	2,126	82,532	117,399	406	0.24	44,553
SPTS	SPDR Portfolio Short Term Treasury ETF	0.01	0.04	0.01	376,459	11,112,183	240,639	132,603	88,074	3,914,174	2,599,587	1,230	0.08	52,238
TIPX	SPDR Bloomberg Barclays 1–10 Year TIPS ETF	0.02	0.11	0.02	66,072	1,271,027	44,017	3,214	12,575	61,668	240,587	716	0.18	38,898
Fixed Income — US Investment Grade Corporates														
SPSB	SPDR Portfolio Short Term Corporate Bond ETF	0.01	0.03	0.01	600,424	18,098,329	759,244	14,191	17,795	427,757	536,560	396	0.11	636,566
SPIB	SPDR Portfolio Intermediate Term Corporate Bond ETF	0.01	0.03	0.01	962,093	31,958,822	756,632	11,662	10,799	387,250	359,185	699	0.20	311,966
SPLB	SPDR Portfolio Long Term Corporate Bond ETF	0.02	0.06	0.01	158,791	4,144,328	162,437	2,784	2,021	72,780	53,255	273	0.42	9,970
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.01	0.03	0.01	1,068,117	32,833,763	986,519	78,041	52,636	2,398,727	1,618,352	483	0.06	282,871
Fixed Income — High Yield/Senior Loans														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.03	0.01	11,095,065	396,651,347	11,882,387	139,146	110,780	4,977,170	3,965,179	579	0.23	46,556,517
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,360,392	37,297,538	2,106,226	42,986	39,196	1,178,635	1,073,654	463	0.19	918,099
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.01	0.02	0.01	735,114	34,653,545	628,309	12,216	12,587	576,222	594,977	472	0.08	660,627
CJNK	SPDR ICE BofAML Crossover Corporate Bond ETF	0.07	0.28	0.10	24,460	621,942	19,636	1,793	932	45,586	23,761	348	0.39	23,622
Fixed Income — US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.04	0.15	0.05	60,600	1,536,037	81,112	4,029	4,147	102,046	105,074	810	0.21	2,526
Fixed Income — US Aggregate														
SPAB	SPDR Portfolio Aggregate Bond ETF	0.01	0.04	0.01	520,508	14,465,802	666,434	10,352	11,803	287,758	328,548	410	0.22	539,277

Source: NYSE, Nasdaq and BATS as of 06/30/2018. **Past performance is not a guarantee of future results.**

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SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 06/15/2018
Fixed Income — Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.01	0.02	0.01	876,237	47,319,170	1,142,782	2,371	2,125	128,399	112,442	188	0.83	1,205,830
PSK	SPDR Wells Fargo Preferred Stock ETF	0.03	0.07	0.04	127,332	5,520,639	83,760	1,136	705	49,270	30,407	378	0.33	75,152
Fixed Income — Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.01	0.03	0.01	291,921	13,992,293	437,161	5,122	6,268	245,495	299,296	393	0.13	294,550
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.02	0.03	0.02	316,083	15,162,501	513,958	1,897	2,409	90,991	115,255	74	0.17	416,581
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.06	0.10	0.07	57,341	3,227,885	61,077	539	538	30,352	30,123	219	0.24	14,966
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.06	0.11	0.06	91,297	5,003,686	102,501	464	496	25,298	28,050	246	0.56	18,907
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.08	0.26	0.10	250,672	7,912,939	112,821	1,611	978	50,721	31,151	524	0.56	115,592
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.01	0.04	0.01	479,628	13,380,470	992,558	3,295	2,759	91,690	78,178	299	0.38	32,835
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.08	0.24	0.10	227,233	7,692,135	143,670	693	633	23,414	21,817	361	0.65	28,582
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.02	0.07	0.02	524,553	14,456,837	402,266	16,411	7,622	454,196	213,981	909	0.55	11,404
Commodity														
GLD®	SPDR Gold Trust	0.01	0.01	0.01	6,360,014	770,737,888	6,549,569	13,358	13,207	1,622,296	1,633,680	232	0.49	10,451,391
NANR	SPDR S&P North American Natural Resources ETF	0.05	0.15	0.05	17,413	628,116	26,242	1,904	2,029	68,678	72,302	288	0.95	21,009
Asset Allocation														
RLY	SPDR SSGA Multi-Asset Real Return ETF	0.09	0.34	0.09	39,494	1,054,343	26,778	6,538	5,652	175,140	151,218	550	0.69	273
INKM	SPDR SSGA Income Allocation ETF	0.07	0.20	0.07	3,283	107,635	6,320	10,310	11,152	337,940	365,785	238	0.27	6
GAL	SPDR SSGA Global Allocation ETF	0.14	0.37	0.14	17,140	657,682	15,242	8,407	7,956	322,248	304,593	245	0.67	20,014

Source: NYSE, Nasdaq and BATS as of 06/30/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

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SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 06/15/2018
US Equities — Core/Style														
SYE	SPDR MFS Systematic Core Equity ETF	0.28	0.37	0.22	2,572	197,299	5,794	436	440	33,494	33,219	97	0.58	4,873
SYG	SPDR MFS Systematic Growth Equity ETF	0.29	0.35	0.26	1,926	158,738	2,720	267	288	22,094	23,244	103	0.55	374
SYV	SPDR MFS Systematic Value Equity ETF	0.24	0.35	0.25	4,293	290,633	4,719	811	675	55,188	45,425	120	0.54	7,661
Fixed Income — Multi-Sector														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.02	0.04	0.02	228,425	10,837,755	257,404	5,848	6,584	277,356	312,403	343	0.19	34,720
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.15	0.31	0.14	11,664	564,244	6,069	1,003	1,761	48,507	85,981	220	0.31	3,309
STOT	SPDR DoubleLine Short Duration Total Return Tactical ETF	0.12	0.24	0.12	9,214	450,154	17,407	3,370	2,985	164,765	145,817	239	0.23	3,716
ULST	SPDR SSGA Ultra Short Term Bond ETF	0.03	0.08	0.03	23,327	939,805	13,468	1,658	3,066	66,773	123,416	490	0.10	4,111

Source: NYSE, Nasdaq and BATS as of 06/30/2018. **Past performance is not a guarantee of future results.**

Prior to 10/16/2017, the SPDR Portfolio Total Stock Market ETF (SPTM) was known as the SPDR Russell 3000® ETF (THRK), the SPDR Portfolio Large Cap ETF (SPLG) was known as the SPDR Russell 1000® ETF (ONEK), the SPDR Portfolio Mid Cap ETF (SPMD) was known as the SPDR S&P 1000® ETF (SMD), the SPDR Portfolio Small Cap ETF (SPSM) was known as the SPDR Russell 2000® ETF (TWOK), the SPDR Portfolio S&P 500 Growth ETF (SPYG) was known as the SPDR S&P 500 Growth ETF (SPYG), the SPDR Portfolio S&P 500 Value ETF (SPYV) was known as the SPDR S&P 500 Value ETF (SPYV), the SPDR Portfolio S&P 500 High Dividend ETF (SPYD) was known as the SPDR S&P 500 High Dividend ETF (SPYD), the SPDR Portfolio Developed World ex-US ETF (SPDW) was known as the SPDR S&P World ex-US ETF (GWL), the SPDR Portfolio Emerging Markets ETF (SPEM) was known as the SPDR S&P Emerging Markets ETF (GMM), the SPDR Portfolio Aggregate Bond ETF (SPAB) was known as the SPDR Bloomberg Barclays Aggregate Bond ETF (BNDS), the SPDR Portfolio Short Term Corporate Bond ETF (SPSB) was known as the SPDR Bloomberg Barclays Short Term Corporate Bond ETF (SCPB), the SPDR Portfolio Intermediate Term Corporate Bond ETF (SPIB) was known as the SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF (ITR), the SPDR Portfolio Long Term Corporate Bond ETF (SPLB) was known as the SPDR Bloomberg Barclays Long Term Corporate Bond ETF (LWC), the SPDR Portfolio Short Term Treasury ETF (SPTS) was known as the SPDR Bloomberg Barclays Short Term Treasury ETF (SST), and the SPDR Portfolio Long Term Treasury ETF (SPTL) was known as the SPDR Bloomberg Barclays Long Term Treasury ETF (TLO).

State Street Global Advisors

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SPDR® ETF Trading Report ssga.com | spdrs.com State Street Global Advisors One Iron Street, Boston MA 02210. T: +1 866 787 2257. Important Risk Information ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston MA 02210; T: +1 866 320 4053 spdrgoldshares.com. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. State Street Global Advisors and SSGA are registered trademarks of State Street Corporation. There is no relationship between Dorsey Wright & Associates, LLC (collectively with its parent companies and affiliates, “Dorsey Wright”) and State Street Global Advisors (“SSGA”) other than a license by Dorsey Wright to SSGA of certain Dorsey Wright trademarks and trade names, and the Dorsey Wright Fixed Income Rotation Index (“Index”), for use by SSGA. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licenzed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.    State Street Global Advisors © 2018 State Street Corporation. All Rights Reserved. ID13498-2081238.6.1.NA.INST 0718 Exp. Date: 07/31/2019 SPD001675

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.